CONTRIBUTION AGREEMENT

dated as of

May 19, 2006

by and among

BRAWLEY BEEF, LLC

and

NATIONAL BEEF CALIFORNIA, LP

and

NATIONAL BEEF PACKING COMPANY, LLC

i

ii

10.4 Severability.	45
10.5 No Strict Construction.	45
10.6 Section Headings.	46
10.7 Complete Agreement.	46
10.8 Governing Law.	46
10.9 Counterparts.	46

Exhibit A	Allocation
Exhibit B	Bill of Sale
Exhibit C	Assignment and Assumption Agreement
Exhibit D	USPB Contribution Agreement
Exhibit E	USPB Membership Agreements
Exhibit F	Opinion Paragraphs of Brawley Counsel
Exhibit G	Pledge Agreement
Exhibit H	Opinion Paragraphs of Newco and National Counsel
Exhibit I	National Guaranty
Exhibit 3.3(a)	Consideration Adjustment Calculation
Schedule 1.1(bb)	Guarantees
Schedule 2.1(b)	Assumed Contracts
Schedule 2.1(c)	Tangible Purchased Assets
Schedule 2.1(d)	Vehicles
Schedule 2.2(a)	Excluded Assets
Schedule 2.3(b)	Indebtedness
Schedule 2.3(c)	Current Liabilities
Schedule 2.4(d)	Other Excluded Liabilities
Schedule 5.1	Capitalization and Ownership
Schedule 5.3	No Violation
Schedule 5.4	Financial Statements
Schedule 5.5	No Adverse Changes
Schedule 5.6	Absence of Certain Changes
Schedule 5.7	Books and Records
Schedule 5.8	Accounts Receivable
Schedule 5.9	Title to Purchased Assets; Condition
Schedule 5.10	Owned Real Estate
Schedule 5.11	Leases
Schedule 5.12	Intellectual Property
Schedule 5.13	Written Assumed Contracts
Schedule 5.14	Employees
Schedule 5.16	Litigation
Schedule 5.17(a)	Compliance with Law
Schedule 5.17(b)	Licenses and Permits
Schedule 5.18	Insurance
Schedule 5.19	Environmental Matters
Schedule 5.20	Occupational Safety and Health
Schedule 5.21	Employee Benefits
iii

Schedule 5.22	Products
Schedule 8.1(e)	Required Governmental Authorizations
Schedule 8.1(f)	Required Third Party Consents
Schedule 9.3	Compliance Expenditures
Schedule 9.4	Employees of the Business

iv

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the "Agreement") is entered into as of this ___ day of May, 2006 by and between Brawley Beef, LLC, a California limited liability company ("Brawley"), and National Beef California, LP, a Delaware limited partnership ("Newco") and National Beef Packing Company, LLC ("National"), a Delaware limited liability company as guarantor.

WHEREAS, Brawley owns and operates a beef packing facility located at Brawley, California (the "Business"); and

WHEREAS, subject to the terms and conditions set forth herein, Brawley desires to contribute to Newco substantially all of the assets used in the Business (other than the Excluded Assets as hereinafter defined); and

WHEREAS, subject to the terms and conditions set forth herein, Newco will assume certain obligations and liabilities of Brawley without assuming liability for other obligations or liabilities of Brawley arising out of the operation of the Business prior to the Closing Date (as hereinafter defined) or the ownership prior to that date of the Contributed Assets (as hereinafter defined), and issue limited partnership units to Brawley; and

WHEREAS, National is the parent of National Carriers, Inc., the sole general partner of Newco.

NOW, THEREFORE, in consideration of the premises recited, of the covenants, agreements and provisions of this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS AND TERMS

1.1        Certain Defined Terms. As used in this Agreement and in any Schedules and exhibits hereto, the following terms have the following meanings:

(a)                "Applicable Interest Bearing Debt" means those items of Assumed Indebtedness set forth on Schedule 2.3(b) for which changes in the principal balance from November 30, 2005 to Closing are subject to the "Consideration Adjustment."  The items of Applicable Interest Bearing Debt had a principal balance of $54,250,000 at November 30, 2005.

(b)               "Assumed Contracts" shall have the meaning set forth for such term in Section 2.1(b) hereof.

(c)                "Assumed Liabilities" shall have the meaning set forth for such term in Section 2.3(c) hereof.

(d)               "Balance Sheet Date" shall have the meaning set forth for such term in Section 5.4 hereof.

(e)                "Brawley" shall have the meaning set forth for such term in the introductory paragraph.

(f)                 "Brawley's Plans" means the employee benefit plans listed in Schedule 5.21 hereof.

(g)                "Business" shall have the meaning set forth for such term in the first recital hereof.

(h)                "Cal/OSHA" means the California Occupational Safety and Health Administration within the California Division of Occupational Safety and Health.

(i)                 "Cattle Supply Agreements" shall have the meaning set forth for such term in Section 4.2(i).

(j)                 "CERCLA" shall have the meaning set forth for such term in this Section 1.1 within the definition of "Environmental Law."

(k)               "Closing" and "Closing Date" shall have the meaning set forth for such terms in Section 4.1 hereof.

(l)                "Closing Balance Sheet" and "Closing Statement" shall have the meanings set forth for such terms in Section 3.3(c) hereof.

(m)              "Closing Working Capital" shall have the meaning as set forth in Section 3.3(c) hereof.

(n)               "Code" means the Internal Revenue Code of 1986 (or any successor(s) thereto), as amended from time to time, and all rules and regulations promulgated thereunder.

(o)               "Collective Bargaining Agreement" means any collective bargaining agreement of Brawley and any labor organization representing all or any portion of the Brawley's employees employed in the Business, including but not limited to the collective bargaining agreements listed on Schedule 5.14.

(p)               "Consideration Adjustment" shall have the meaning set forth in Section 3.3(a) hereof.

(q)               "Contributed Assets" shall have the meaning set forth for such term in Section 2.1 hereof.

2

(r)                 "Employment Liability" means any obligation or liability of, or Loss incurred by or brought against, Brawley or Brawley's officers, managers, members, employees, or agents, and based upon, arising out of, or in any way related to:  (i) Brawley's employment of its employees at the Business prior to the Closing Date; (ii) except as otherwise provided herein, any contract, agreement, or commitment between Brawley and any employee of Brawley employed by Brawley at the Business, or any former employee of Brawley employed by Brawley at the Business, or any independent contractor engaged by Brawley at the Business, relating to the terms or conditions of employment, compensation, deferred compensation, severance, vacation pay, sick leave, profit sharing, pension, retirement, or any other type of benefit or emolument of employment or any independent contractor relationship; (iii) any Collective Bargaining Agreement; (iv) except as otherwise provided herein, the termination of the employment by Brawley of any of Brawley's employees, or the termination of any independent contract relationship by Brawley; (v) Brawley's (or Brawley's officers', managers', members', employees', or agents') breach, violation, or failure to comply with any law, rule, regulation, statute, ordinance, or other authority or legal requirement governing the employment or independent contract relationship of Brawley's employees or independent contractors employed or located at the Business; or (vi) Brawley's Plans, or any "multi-employer plan" to which Brawley has or does contribute.

(s)                "Encumbrances" means any lien, charge, encumbrance, security interest, option, or restriction on the Contributed Assets.

(t)                 "Environmental Law" means any law, rule, regulation, statute, ordinance or other authority and all principles of common law applicable to operations of the Business and existing prior to or as of the Closing Date governing the regulation and protection of the environment and natural resources, including, but not limited to, any law relating to Hazardous Substances, drinking water, surface water, groundwater, wetlands, soil, landfills, open dumps, storage tanks, underground storage tanks, solid waste, hazardous waste, oil or hazardous substance handling, waste water, waste water run-off, storm water run-off, odors, air emissions, waste emissions, lagoons, land application areas or wells and treatment, storage, disposal or transportation, or arranging therefor, of any materials of any nature.  Without limiting the generality of the foregoing, "Environmental Law" shall encompass each of the following statutes and the regulations duly promulgated thereunder, and any similar applicable state or local laws, (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), (ii) the Solid Waste Disposal Act ("SWDA"), (iii) the Hazardous Materials Transportation Act ("HMTA"), (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act, (viii) the National Environmental Policy Act of 1969 and (ix) the Federal Insecticide, Fungicide and Rodenticide Act, the Resource Conservation and Recovery Act ("RCRA").

3

(u)                "Environmental Matter" means (i) any known or unknown violations of Environmental Law or actions or inactions forming the basis for any claim related to Environmental Law by Brawley that occurred or began in whole or in part at any time prior to the Closing Date in connection with any of the Contributed Assets or the Business, or (ii) the known or unknown presence or release of any Hazardous Substances at any time prior to the Closing Date to soil, sediment, surface water, groundwater or air at any Contributed Asset, including any migration of such Hazardous Substances from the Business or any Contributed Asset to any off-site location, or (iii) the presence of any Hazardous Substances or solid wastes generated by any of the Contributed Assets or the Business prior to the Closing Date at any location whether or not Brawley transported, disposed of, placed or arranged for the material to be transported, disposed of or placed in such location.

(v)                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time and all regulations promulgated thereunder.

(w)              "Excluded Assets" shall have the meaning set forth for such term in Section 2.2 hereof.

(x)                "Excluded Liabilities" shall have the meaning set forth for such term in Section 2.4 hereof.

(y)                "Facility" shall mean Brawley's cattle processing facility located in Brawley, California.

(z)                "Financial Statements" shall have the meaning set forth for such term in Section 5.4 hereof.

(aa)              "GAAP" means United States generally accepted accounting principles consistently applied with prior periods.

(bb)             "Guarantees" means those existing individual guarantees executed by the Members, as shown in Schedule 1.1(bb);

(cc)             "Hazardous Substance(s)" means each and every element, compound, chemical, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under any Environmental Law or the release, generation, handling, transportation, storage, treatment, disposal, release, discharge or emission of which is regulated or prohibited under any Environmental Law.  Without limiting the generality of the foregoing, the term shall include (i) "hazardous substances" as defined in the CERCLA, and regulations promulgated thereunder, (ii) "hazardous waste" or "solid waste" as defined in the SWDA and regulations promulgated thereunder, (iii) "hazardous materials" as defined in HMTA and regulations duly promulgated thereunder, (iv) "hazardous substances" and "pollutants" as defined in the Clean Water Act, and regulations promulgated thereunder, (v) any pollutant regulated under the Clean Air Act, and regulations promulgated thereunder, (vi) petroleum and petroleum products and byproducts, (vi) asbestos or asbestos-containing materials and (vii) polychlorinated biphenyls.

(dd)            "Hired Employees" shall have the meaning set forth for such term in Section 9.4 hereof.

(ee)             "HMTA" shall have the meaning set forth for such term in this Section 1.1 within the definition of "Environmental Laws."

4

(ff)               "Immigration Laws" shall have the meaning set forth for such term in Section 5.14(c) hereof.

(gg)              "Indebtedness" shall have the meaning set forth for such term in Section 2.3(b) hereof.

(hh)              "Indemnification Claim" shall have the meaning set forth for such term in Section 9.1(c) hereof.

(ii)                "Indemnitee" shall have the meaning set forth for such term in Section 9.1 hereof.

(jj)                "Indemnitor" shall have the meaning set forth for such term in Section 9.1(c) hereof.

(kk)              "Initial Working Capital" shall have the meaning set forth for such term in Section 3.3(a) hereof.

(ll)                "Intellectual Property" shall mean the following, including those items listed on Schedule 5.12:  (i) the trademarks, service marks, domain names and trade names listed on Schedule 5.12 hereto, (ii) the Brawley Beef trademark, (iii) the copyrights and applications for issuance or registration of any of the foregoing and any goodwill associated therewith, and (iv) the trade secrets, products codes and other confidential, nonpublic, or similar information used in the running of the Business as the same is presently conducted (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works and customer and supplier lists and information).  Specific items of "Intellectual Property" that are not being transferred from Brawley to Newco shall also be listed on Schedule 5.12, but shall not be deemed to be included in the "Intellectual Property" that is being transferred to Newco for purposes of this Agreement.

(mm)          "Inventories" means all of Brawley's inventories of raw materials and products existing as of the Closing Date, including without limitation all boxes, labels, packaging, live animals, carcasses, meat products, meat-related items or finished goods (including meat and offal).

(nn)            "Knowledge" means the following:  an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (i)                 that individual is actually aware of that fact or matter; or

     (ii)                a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

5

An entity will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, as a director, officer, manager, or partner of that entity (or in any similar capacity) has Knowledge of that fact or other matter (as set forth in (i) and (ii) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that entity or individual.  With respect to Brawley, "Knowledge" shall include the Knowledge of its Members who have participated in the negotiation of this Agreement.

(oo)           "Leases" shall have the meaning set forth for such term in Section 5.11 hereof.

(pp)           "Loss" means any cost, damage, expense, liability, loss or obligation, including but not limited to, interest or carrying costs, penalties, legal, accounting, and other professional fees and expenses incurred in the collection, prosecution and defense of actions or claims and amounts paid in settlement by the specified person.

(qq)           "Material Adverse Effect" means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of Brawley or of the Business; (ii) the value of the Contributed Assets or a material increase in the amount of Assumed Liabilities; (iii) the ability of Brawley to conduct the Business in the regular course of business;; or (iv) the ability of Brawley to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

(rr)              "McElhaney Grain Company Loan" means that certain loan agreement dated February 5, 2002, between McElhaney Grain Company and Farm Credit Services.

(ss)             "Member Guaranty" shall have the meaning set forth for such term in Section 4.2(e) hereof.

(tt)              "Members" means the members of Brawley, including Oden Family Cattle Company, LLC; William L. Brandt; Mesquite Cattle Feeders, Inc.; Moiola Brothers Cattle Feeders, Ltd.; Bill Wiest Ranches, Inc.; Dominique Antchango; and Cattlemen's Feed & Milling d/b/a Meloland Cattle Co. and Red Rock Feeding Co.

(uu)             "National" shall have the meaning set forth for such term in the introductory paragraph.

(vv)             "National Units" shall have the meaning set forth for such term in Section 3.2(c) hereof.

(ww)           "Newco" shall have the meaning set forth for such term in the introductory paragraph.

(xx)              "OSHA" means the Occupational Safety and Health Administration of the U.S. Department of Labor.

6

(yy)            "OSH Act" means the Occupational Safety and Health Act of 1970, 29 U.S.C. 654 et seq.

(zz)             "Ordinary Course of Business" means an action taken by an entity will be deemed to have been taken in the Ordinary Course of Business only if that action:

     (i)                  is consistent in nature, scope and magnitude with the past practices of such entity and is taken in the ordinary course of the normal, day-to-day operations of such entity;

     (ii)                does not require authorization by the board of managers or members of such entity (or by any person or group of persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

     (iii)               is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other entities that are in the same line of business as such entity.

(aaa)         "Owned Real Estate" shall mean the real property described on Schedule 1.1(aaa) hereto.

(bbb)       "Permits" shall mean Brawley's governmental licenses, permits, certificates and other public, governmental and private third party authorizations necessary to operate the Business as presently conducted.

(ccc)         "Permitted Encumbrances" means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (ii) mechanics', carriers', workers' and repairers' liens that do not, individually or in the aggregate, have a Material Adverse Effect and which if filed are being contested in a timely manner pursuant to applicable Law and are properly reserved against in Brawley's books and records in accordance with GAAP; (iii) zoning, entitlement and other land use and environmental regulations by any governmental body, provided that if such regulations have been violated, such violations, individually or in the aggregate, do not have a Material Adverse Effect; (iv) easements, covenants, restrictions and encumbrances which do not, individually or in the aggregate, have a Material Adverse Effect; and (v) liens and other encumbrances created in connection with the Indebtedness being assumed.

(ddd)        "Pledge Agreement" means the Pledge Agreement described in Section 9.11.

(eee)         "Products" means any products manufactured, sold or delivered by Brawley from the Business prior to the Closing Date, excluding the Inventories.

7

(fff)            "RCRA" shall have the meaning set forth for such term in this Section 1.1 within the definition of "Environmental Laws."

(ggg)         "Required Governmental Authorizations" means those consents, approvals, permits, licenses and authorization of any government, governmental or regulatory body thereof, or political subdivision or agency thereof, required to be obtained to consummate the transactions contemplated hereby as identified on Schedule 8.1(e).

(hhh)         "Required Third Party Consents" means those consents, approvals and authorizations of (i) counterparties to Assumed Contracts required to be obtained to assign such Assumed Contracts to Newco in accordance with this Agreement and (ii) labor unions to transfer the Hired Employees to Newco in accordance with this Agreement, in each case as identified on Schedule 8.1(f).

(iii)              "Schedules" means those Schedules attached hereto and made a part hereof.

(jjj)             "SWDA" shall have the meaning set forth for such term in this Section 1.1 within the definition of "Environmental Laws."

(kkk)         "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add‑on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(lll)              "Third Party Claim" shall have the meaning set forth for such term in Section 9.1(d) hereof.

(mmm)        "USPB" means U.S. Premium Beef, LLC, a Delaware limited liability company.

(nnn)           "USPB Units" shall have the meaning set forth for such term in Section 3.2 hereof.

(ooo)          "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. §2101 et seq.

(ppp)          "Working Capital" shall have the meaning set forth in Section 3.3(a).

ARTICLE 2 - CONTRIBUTION

2.1        Contributed Assets. Except as otherwise provided below, on and subject to the terms established in this Agreement, Brawley hereby contributes, conveys, assigns, transfers and delivers to Newco, free and clear of all Encumbrances of any kind, except the Permitted Encumbrances, all of its right, title and interest of Brawley in and to all of its assets, business, properties, contract rights, water rights, goodwill, rights and claims (collectively, the "Contributed Assets"), including the following:

8

(a)                the Owned Real Estate;

(b)                the leases, contracts, licenses, guaranties, warranties and other items set forth on Schedule 2.1(b) (the "Assumed Contracts");

(c)                the machinery, equipment, furniture, tools, computers, office equipment, business machines, and telephones located at the Facility and such assets used in the ordinary course of operation of the Business as set forth on Schedule 2.1(c);

(d)                the vehicles used in connection with the Business as set forth on Schedule 2.1(d);

(e)                all office supplies, production supplies and other miscellaneous supplies located at the Business on the Closing Date;

(f)                 all saleable Inventories of the Business;

(g)                all Permits relating to operation of the Business to the extent transferable;

(h)                all of Brawley's ownership, where applicable, and/or right, title and interest in and to Intellectual Property, together with all of such Brawley's rights to use all of the foregoing and all other rights in, to and under the foregoing; and all goodwill and going concern value of the Business;

(i)                 all accounts receivable, all records pertaining to customers and accounts, historical sales information by customer and product, personnel records, and all books, ledgers, files and business records relating to the Business;

(j)                 all assignable rights against third parties under any warranty, if any, with respect to any of the foregoing;

(k)                all other similar property not referred to above which is used in Brawley's operation of the Business, wherever located, but specifically excluding the Excluded Assets and such property which has been sold or otherwise disposed of by Brawley in the Ordinary Course of Business;

(l)                 the unemployment tax account maintained with the State of California for the workers employed at the Facility, to the extent transferable to Newco.

(m)               all cash, restricted cash, and cash equivalents;

(n)                investment securities and other short- and medium-term investments of Brawley; and

9

(o)               all rights of Brawley relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, except to the extent they relate to Excluded Assets or Excluded Liabilities.

2.2        Excluded Assets.  Notwithstanding the foregoing, the parties agree that the following rights, properties and assets of Brawley are expressly excluded from this purchase and sale and are not included in the Contributed Assets (the "Excluded Assets"):

(a)                all assets listed on Schedule 2.2(a);

(b)                Brawley's rights under or pursuant to this Agreement and the other agreements with Newco or USPB contemplated hereby;

(c)                all right, title and/or interest of Brawley in and to or existing under such Brawley's Tax records and Tax returns (including any right to Tax refunds), corporate charter, minute and stock record books, corporate seal, check books and cancelled checks all subject to the respective rights of Brawley and Newco under Section 9.9 hereof; and

(d)                any and all claims or causes of action of Brawley with respect to any Member or former Member, their former or current officers, directors, managers or employees, of whatever nature, including, without limitation, any rights or claims relating to or arising out of the pending litigation between Brawley and its Members with Red Rock Feeding Co.

2.3       Assumed Liabilities.  On and subject to the terms and conditions of this Agreement, Newco shall assume all obligations and liabilities of Brawley with respect to

(a)                Assumed Contracts (excluding any liabilities identified in Section 2.4);

(b)               all indebtedness as set forth on the attached Schedule 2.3(b) ("Indebtedness");

(c)                the current liabilities of Brawley identified on attached Schedule 2.3(c);

(d)               the McElhaney Grain Company Loan; and

(e)                any liability relating to the Business, to the extent unknown at the Closing Date and not included in the Excluded Liabilities and further providing that Brawley has disclosed all known information about the liability that is required to be disclosed under this Agreement, if any

(collectively, the "Assumed Liabilities").

2.4       Excluded Liabilities.  Other than the Assumed Liabilities, Newco expressly does not assume any liability or obligation of Brawley including, but not limited to, any of the following liabilities and obligations (the "Excluded Liabilities"):

10

(a)                any of Brawley's liabilities or obligations under this Agreement and the other agreements with Newco contemplated hereby;

(b)               any liabilities or obligations of Brawley for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation, attorneys', accountants' and brokers' fees;

(c)                except as specifically set forth in the schedules to Section 2.3, any liability or obligation of Brawley with respect to Taxes for any period or partial period occurring prior to the Closing Date and any liabilities for interest, penalties or additions to any Taxes, it being understood that Newco shall not be deemed to be Brawley's transferee with respect to any Tax liability;

(d)               any liabilities or obligations identified on Schedule 2.4(d);

(e)                any liability or obligation of Brawley which relates to the Excluded Assets;

(f)                 any liability arising out of a breach by Brawley prior to the Closing Date of any Assumed Contract;

(g)                any liability of Brawley to any Member or former Member, their former or current officers, directors, managers employees, or affiliates, of whatever nature except as expressly included in the Assumed Liabilities;

(h)                any fines or penalties of governmental agencies or bodies, or relating to the OSH Act, Cal/OSHA or Environmental Law, or any criminal liability;

(i)                 any liability under any debt instrument or security issued by Brawley to any present or former Member;

(j)                 any liability for any penalty, default interest, or prepayment penalty under any Assumed Liabilities; and

(k)                any liability relating to or arising out of pending or threatened litigation, including but not limited to the litigation between Brawley and various Members with Red Rock Feeding Co., Inc.

Brawley hereby acknowledges that it is retaining the Excluded Liabilities, and Brawley shall have the sole responsibility therefor.

11

2.5        Proration of Certain Taxes.  All real and personal property Taxes and special assessments (but not including any transfer or sales Taxes), if any, which are applicable to the Contributed Assets for the year 2006 shall be prorated as of the Closing Date on the basis of the most recently available tax bill.  Newco shall be responsible for and shall pay any and all sales, use and transfer Taxes arising out of the transactions contemplated by this Agreement following the unit exchange described in Section 3.2 below.

ARTICLE 3 - CONSIDERATION

3.1        Consideration.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, upon acceptance of the Contributed Assets, Newco agrees to provide or cause to be delivered to Brawley the following consideration:

(a)                Newco shall assume the Assumed Liabilities by executing the Assignment and Assumption Agreement.

(b)               Newco shall deliver to Brawley 44,160 Newco limited partnership units (the "LP Units").

3.2       Unit Exchange.  (a) On the Closing Date, immediately following the issuance of the LP Units to Brawley, and upon execution of a USPB membership agreement, uniform cattle delivery and marketing agreement ("Even Slot"), and USPB contribution agreement by USPB and Brawley, Brawley shall contribute the LP Units to USPB and USPB shall issue to Brawley one Class A Unit and one Class B Unit of USPB for each LP Unit contributed to USPB by Brawley (the " USPB Units").

(b)  The transaction between USPB and Brawley in Section 3.2(a) is contingent upon the subsequent contribution of the LP Units from USPB to National and the issuance by National to USPB of Class A and Class B-1 National Units (the "National Units").

3.3        Consideration Adjustment.  The Consideration will be adjusted by the following amounts:

(a)                The Consideration will be adjusted by an amount (the "Consideration Adjustment") which will be equal to the amount determined by subtracting from the Initial Working Capital (as hereafter defined) (i) the Closing Working Capital (as hereafter defined) and (ii) the net amount of any increases or reductions in principal of the Applicable Interest Bearing Debt to be assumed since November 30, 2005 (which amount may be positive or negative) as set forth on Schedule 2.3(b).  Exhibit 3.3(a) attached to this Agreement provides an example of the Consideration Adjustment calculation.  "Working Capital" shall mean, as of a given date, the amount calculated by subtracting the current liabilities (excluding the bank line of credit and the current portion of long-term indebtedness classified as a current liability) of Brawley included in the Assumed Liabilities as of that date from the current assets of Brawley included in the Contributed Assets as of that date, in each case determined in accordance with GAAP.  The Initial Working Capital of Brawley as of November 30, 2005 was $19,786,000 (the "Initial Working Capital").

12

(b)               As promptly as practicable, but no later than sixty days after the Closing Date, Newco shall cause to be prepared and delivered to Brawley an unaudited balance sheet of Brawley as of the Closing Date (the "Closing Balance Sheet") and a closing statement (the "Closing Statement") and a certificate based on such Closing Statement setting forth Newco's calculation of Working Capital derived from the Closing Balance Sheet (the "Closing Working Capital").  The preparation of the Closing Statement shall be for the purpose of determining the difference between Initial Closing Working Capital and Closing Working Capital.

(c)                If Brawley disagrees with the amounts reflected on the Closing Balance Sheet or Newco's calculation of Closing Working Capital delivered pursuant to Section 3.3(b), Brawley may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Newco disputing such amounts reflected on the Closing Balance Sheet and/or disagreeing with such calculation of Closing Working Capital and setting forth Brawley's calculation of such amounts.  Any such notice of dispute or disagreement shall specify those items or amounts as to which Brawley disagrees, and Brawley shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.3(b).

(d)               If a notice of disagreement shall be duly delivered pursuant to Section 3.3(c), Newco and Brawley shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the proper amounts set forth on the Closing Balance Sheet and the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in Newco's calculation delivered pursuant to Section 3.3(b) nor more than the amount thereof shown in Brawley's calculation delivered pursuant to Section 3.3(c).  If the parties so resolve all disputes, the Closing Balance Sheet and the computation of Closing Working Capital, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If during such period, Newco and Brawley are unable to reach an agreement, they shall promptly thereafter cause, an independent nationally recognized accounting firm to be mutually agreed upon by Newco and Brawley, in either such case, the "Independent Accountant") to review this Agreement and the disputed items or amounts for the purpose of determining the proper amounts on the Closing Balance Sheet and calculating Closing Working Capital (it being understood that in making such determination and calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  In making such determination and calculation, the Independent Accountant shall consider only those items or amounts in the Closing Balance Sheet, the Closing Statement and Newco's calculation of Closing Working Capital as to which Brawley has disagreed.  The Independent Accountant shall deliver to Newco and Brawley, as promptly as practicable (but in any case no later than thirty days from the date of engagement of the Independent Accountant), a report setting forth such determination and calculation, which amount shall not be less than the amount thereof shown in Newco's calculation delivered pursuant to Section 3.3(b) nor more than the amount thereof shown in Brawley's calculation delivered pursuant to Section 3.3(c).  Such report shall be final and binding upon Newco and Brawley.  The fees, costs and expenses of the Independent Accountant's review and report shall be borne equally by Newco and Brawley.

13

(e)                Newco and Brawley shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Balance Sheet, the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.3, including the making available to the extent necessary of books, records, work papers and personnel.

3.4        Payment of Consideration Adjustment.  The Consideration Adjustment will be payable five (5) days after the calculation under Section 3.3(d) has become final.  If the Consideration Adjustment is negative, it shall be paid by Newco by wire transfer to Brawley to an account specified by Brawley.  If the Consideration Adjustment is positive, then it shall be paid by Brawley, by wire transfer to a bank account designated by Newco.

3.5        Allocation.  The Contributed Assets shall be allocated in accordance with Exhibit A.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit A for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof.  In any proceeding related to the determination of any Tax, none of USPB, Newco, Brawley or Members shall contend or represent that such allocation is not a correct allocation.

ARTICLE 4 - CLOSING AND TERMINATION

4.1       Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive that condition), the consummation of the contribution of the Contributed Assets and the assumption of the Assumed Liabilities provided for in Article 2 (the "Closing") shall take place at the offices of Blackwell Sanders Peper Martin LLP located at 4801 Main Street, Kansas City, Missouri (or at such other place as the parties may agree) at 10:00 a.m. (Kansas City, Missouri time) on a date to be specified by the parties, which date shall be no later than the second business day after the satisfaction or waiver of each condition to the Closing set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties hereto.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

4.2        Brawley's Closing Deliveries.  At the Closing, Brawley shall deliver (or cause to be delivered) to Newco the following (documents for which there is no form attached as an Exhibit to this Agreement shall be in such form as is reasonably acceptable to Newco):

(a)                a Bill of Sale in the form attached hereto as Exhibit B (the "Bill of Sale"), duly executed by Brawley;

(b)               an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit C (the "Assignment and Assumption Agreement"), duly executed by Brawley;

(c)                copies of all Required Third Party Consents, duly executed by the persons or entities whose consent is required;

14

(d)                copies of all Required Governmental Authorizations;

(e)                guaranty and indemnification agreements (each, a "Member Guaranty") by each of the Members in favor of Newco and National, regarding the representations and obligations of Brawley under this Agreement, performance under the Cattle Supply Agreements and related matters, all in form satisfactory to Newco and National;

(f)                 a certificate of an officer or manager of Brawley confirming Brawley's compliance with the conditions set forth in Sections 8.1(a) and (b);

(g)                a certificate issued by the Secretary of State of California certifying as to the good standing of Brawley, dated not more than thirty (30) days prior to the Closing Date; and

(h)                a copy of all requisite resolutions, actions, or consents of Brawley's board of managers and Members to approve and authorize the execution and delivery of this Agreement, and the transactions contemplated hereby and thereby, together with a certificate of the secretary or assistant secretary of Brawley certifying as to the genuineness of such resolutions, actions, or consents and that the same have not been amended or rescinded and are in full force and effect as of the Closing Date.

(i)                 executed cattle supply agreements between USPB and Brawley and between Newco and Brawley upon terms reasonably satisfactory to USPB and Newco respectively (collectively the "Cattle Supply Agreements");

(j)                 the executed USPB Contribution Agreement to contribute the LP units to USPB and for USPB to issue USPB to issue the USPB Units to Brawley in substantially the form as attached as Exhibit D;

(k)               the executed USPB Membership Agreements in substantially the form as attached as Exhibit E.

(l)                Opinions of counsel as to matters identified in Exhibit F in form and substance satisfactory to National and Newco;

(m)              one or more deeds of conveyance for the Owned Real Property with respect to which Brawley holds fee interests, in form acceptable to Newco, duly executed and acknowledged by Brawley and in recordable form;

(n)                certificates of title for certificated motor vehicles and other titled Contributed Assets, duly executed by Brawley as may be required for transfer of such titles to Newco pursuant to this Agreement;

(o)               such other instruments of assignment or conveyance as may be reasonably requested by Newco in connection with the transfer of the Contributed Assets; and

(p)               a Pledge Agreement in substantially the form attached hereto as Exhibit G.

15

4.3       Newco's Closing Deliveries.  At the Closing, Newco shall deliver (or cause to be delivered) to Brawley the following (documents for which there is no form attached as an Exhibit to this Agreement shall be in such form as is reasonably acceptable to Brawley):

(a)                the LP Units;

(b)               the Assignment and Assumption Agreement, duly executed by Newco;

(c)                a certificate of an officer of Newco confirming Newco's compliance with the conditions set forth in Sections 8.2(a) and (b);

(d)               a certificate issued by the Secretary of State of Delaware certifying as to the good standing of Newco under the laws of Delaware, dated not more than ten (10) days prior to the Closing Date;

(e)                a copy of all requisite resolutions, actions, or consents of Newco's general partner to approve and authorize the execution and delivery of this Agreement, and the transactions contemplated hereby and thereby, together with a certificate of the secretary or assistant secretary of Newco certifying as to the genuineness of such resolutions, actions, or consents and that the same have not been amended or rescinded and are in full force and effect as of the Closing Date;

(f)                 opinions of counsel to National and Newco as to matters identified in Exhibit H in form and substance reasonably satisfactory to Brawley;

(g)                the executed Cattle Supply Agreement;

(h)                the executed USPB Contribution Agreement; and

(i)                  the executed USPB Membership Agreement.

4.4        USPB's Closing Deliveries.  At the Closing USPB shall deliver (or cause to be delivered) to Brawley the USPB Units.

4.5        Simultaneous Delivery.    All documents, LP Units, USPB Units, National Units, and funds to be delivered pursuant to Sections 4.2, 4.3 and 4.4 shall be regarded as having been delivered simultaneously but sequentially, as one transaction without any interruption so that no part of the transaction may occur without the entire transaction being completed; and no document or funds will be regarded as having been delivered, and the Closing shall not be deemed to have occurred, until all such documents and funds have been delivered.

4.6         Termination of Agreement.  This Agreement may be terminated prior to the Closing only as follows:

(a)                by Brawley or Newco if the Closing shall not have occurred by the close of business on July 31, 2006 (the "Outside Date");

16

(b)               by mutual written consent of Brawley and Newco;

(c)                by Brawley or Newco if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination that is appealable (and pursue such appeal with reasonable diligence);

(d)               by Brawley if either (i) any of the conditions precedent to Brawley's obligation to proceed with the Closing have become incapable of fulfillment through no fault of Brawley or (ii) Newco is in material breach of any representation, warranty or covenant in this Agreement (or if such representation, warranty or covenant is qualified by materiality, Newco has breached the same) and such breach has continued for at least ten (10) days after delivery of written notice from Brawley to Newco specifying the breach; and

(e)                by Newco if either (i) any of the conditions precedent to Newco's obligation to proceed with the Closing have become incapable of fulfillment through no fault of Newco or (ii) Brawley is in material breach of any representation, warranty or covenant in this Agreement (or if such representation, warranty or covenant is qualified by materiality, Brawley has breached the same) and such breach has continued for at least ten (10) days after delivery of written notice from Newco to Brawley specifying the breach, and in each case Newco has not waived such condition or breach.

4.7        Procedure Upon Termination.  In the event of termination by Newco or Brawley, or both, pursuant to Section 4.6, written notice thereof shall forthwith be given to the other party, and this Agreement shall terminate, and the purchase of the Contributed Assets and the assumption of the Assumed Liabilities hereunder shall be abandoned, without further action by Newco or Brawley.

4.8        Effect of Termination.  In the event that this Agreement is validly terminated pursuant to Section 4.6, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Newco or Brawley; provided, however, that no such termination shall relieve any party hereto from liability for any breach that occurred prior to the termination or for wrongful termination, and in such case the provisions of Article 9 hereof shall survive termination solely for purposes of Indemnification Claims arising out of or in respect of such breach.

4.9         Change of Name.  Following the Closing, Newco shall own the exclusive right to the name "Brawley Beef."  Brawley agrees to change its name within 45 days following the Closing Date to one sufficiently dissimilar to avoid any confusion and will inform all persons and entities doing business with Brawley after the Closing that Brawley has changed its name.

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BRAWLEY

Brawley hereby represents and warrants to Newco as follows:

17

5.1         Organization and Power. Brawley is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has the power and authority to carry on its business as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Brawley is qualified for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business which to its knowledge requires such qualification, except such jurisdictions where the failure to qualify will not have a Material Adverse Effect.  Brawley has full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.  The membership of Brawley is as set forth in Schedule 5.1.

5.2         Authorization. The execution, delivery and performance by Brawley of this Agreement and the other agreements contemplated hereby have been duly authorized by Brawley.  This Agreement and the other agreements contemplated hereby, assuming their valid execution by Newco, constitute valid and binding obligations of Brawley, enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and any equitable principles relating to or limiting creditors' rights generally and the right to obtain specific enforcement of any obligations of such Brawley and by general principles of equity regardless of whether they are considered in a proceeding at law or in equity.

5.3         No Violation. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Brawley and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in any material breach of any of, (b) constitute a material default under, (c) result in a material violation of, (d) result in the creation of any Encumbrance upon the Contributed Assets under, (e) give any third party the right to accelerate any material obligation under, or (f) require any authorization, consent, approval, exemption or other action by any court, other governmental body, or other third party (except for consents required under any Assumed Contracts) under the provisions of the articles of organization or operating agreement of Brawley or any indenture, mortgage, lease, loan agreement or other material agreement or instrument by which Brawley is bound or to which any of the Contributed Assets are subject, or, any law, statute, rule, regulation, judgment or decree to which Brawley is subject other than the approvals or consents to be obtained as contemplated hereunder.

5.4         Financial Statements.  Schedule 5.4 contains the audited balance sheet for Brawley dated December 31, 2003 and audited financial statements of Brawley for the year ending January 1, 2005.  Prior to the Closing Date, Brawley will deliver audited financial statements for the year ending December 31, 2005, and unaudited financial statements for the year to date through the last Saturday in April (together with the financial information in Schedule 5.4, the "Financial Statements").  The Financial Statements fairly present, the financial position and results of operations of the Business as of such date in accordance with Brawley's accounting practices consistently applied for the period covered thereby.  December 31, 2005 is sometimes referred to herein as the "Balance Sheet Date."  Except as set forth in Schedule 5.4, Brawley has no liabilities except for liabilities reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business.

18

5.5         No Adverse Changes. Since the Balance Sheet Date, except as set forth in Schedule 5.5.  Brawley has conducted the Business only in the ordinary course and in conformity with past practice, and there has been no change in the assets, or employee, customer or supplier relations of the Business which would, individually or in the aggregate, have a Material Adverse Effect.

5.6         Absence of Certain Changes. Since the Balance Sheet Date, other than in the Ordinary Course of Business and except as set forth in Schedule 5.6, Brawley has not, with respect to the Business: (a) sold, assigned, pledged, hypothecated or otherwise transferred any of the Contributed Assets, or imposed, suffered the imposition of, or permitted to exist, any Encumbrance on any of the Contributed Assets; (b) terminated or materially amended any Assumed Contract; (c) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) which would have a Material Adverse Effect; (d) materially increased the compensation payable or to become payable to any of the employees of the Business, materially increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement made by Brawley, for or with any such employees, or entered into or amended any employment or severance agreement with any employee of the Business; or (e) entered into an agreement to do any of the foregoing.

5.7         Books and Records.  Except as set forth in Schedule 5.7, the books of account and other records of Brawley, all of which have been made available to Newco, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls given the history, nature and operations of the Business.  The minute books of Brawley, all of which have been made available to Newco, contain accurate and complete records of all meetings held of, and action taken by, the members, the board of managers and committees of the board of managers of Brawley, and no meeting of any such members, board of managers or committee has been held for which minutes have not been prepared or are not contained in such minute books.

5.8         Accounts Receivable.

(a)                All accounts receivable that are reflected on the accounting records of Brawley as of the Closing Date (but excluding any Excluded Assets) represent or will represent valid obligations arising from sales actually made or services actually performed by Brawley in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on Schedule 5.8(a).  Subject to such reserves, each of such accounts receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Brawley, under any contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

19

(b)               With respect to the Marubeni and IcresT (the "M/I Accounts") receivables described in Schedule 5.8(b), Brawley makes no representation other than that they represent valid obligations arising from sales actually made.  The M/I Accounts will be treated provisionally as having a value equal to 100% of the amounts shown on Schedule 5.8(b).  Buyer will use commercially reasonable efforts to collect the M/I Accounts.  Brawley shall cooperate with Buyer as reasonably requested, and Buyer shall not settle the M/I Accounts without the prior approval of Brawley.  Buyer shall provide Brawley with such information concerning collections on the accounts as Brawley may request.

(c)                On the date 180 days from the Closing Date, Buyer shall send a statement to Brawley requesting payment of an amount equal to the difference between (x) the amounts of the M/I Accounts shown on Schedule 5.8(b), minus the sum of (y) 75% of any amounts collected by Buyer on the M/I Accounts (net of reasonable collection expenses) and (z) any remaining reserve shown on Schedule 5.8(b) which as of the date of calculation has not been applied to uncollectible accounts.  Upon payment of the statement, Buyer shall convey to Brawley any remaining interest it may have in the M/I Accounts.  Brawley's obligation to pay the amount provided in this Section 5.8(c) shall not be subject to, or taken into account under, the provisions of Section 9.2.

5.9       Title to Contributed Assets; Condition.

(a)                Except as set forth in Schedule 5.9, Brawley has good and marketable title to the Contributed Assets and none of the Contributed Assets is subject to any lien, security interest, encumbrance or other adverse claim, except for the Permitted Encumbrances.

(b)               The Contributed Assets include substantially all of the properties and assets used by Brawley in the Business.

(c)                The Inventories have been manufactured in accordance with good manufacturing practices and are not (i) adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "FFDC Act"), (ii) articles which may not under FFDC Act, be introduced into interstate commerce, or (iii) in violation of the requirements imposed upon a Brawley of products by the California Safe Drinking Water and Toxic Enforcement Act of 1986 or any other state law which imposes requirements on Brawley of products on substantially the same basis.

5.10      Owned Real Estate. With respect to the Owned Real Estate:

(a)                Except as set forth in Schedule 5.10, Brawley has good and marketable fee simple title to the Owned Real Estate, free and clear of all mortgages, pledges, security interests, encumbrances, covenants charges or other liens, easements and other restrictions, other than the Permitted Encumbrances.

(b)               There are no (A) pending or, to Brawley's Knowledge, threatened condemnation proceedings relating to the Owned Real Estate, or (B) pending or threatened litigation or administrative actions relating to the Owned Real Estate.

20

(c)                Except as set forth on Schedule 5.10, Brawley is not a party to any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Estate.

(d)               Except as set forth in Schedule 5.10 Brawley is not a party to any outstanding options or rights of first refusal to purchase the Owned Real Estate, or any portion thereof or interest therein.

(e)                Except as set forth on Schedule 5.10, there are no parties (other than Brawley) in possession of the parcel of Owned Real Estate.

(f)                 The Owned Real Estate and the real estate leases identified in Schedule 5.11 comprise all of the real property currently used by the Brawley in connection with the Business.

5.11     Leases.  Schedule 5.11 hereto contains a complete and accurate list of all material leases of real and personal property used exclusively in the Business to which Brawley is a party (the "Leases").  Brawley has delivered to Newco true and complete copies of all such Leases.  With respect to each such Lease:

(a)               To the Knowledge of Brawley, the Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

(b)               No amount payable thereunder by Brawley thereunder is past due.

(c)               Brawley, and to Brawley's Knowledge the other party thereto, has complied with all material commitments and obligations on their part to be performed or observed under such Lease.

(d)               Brawley has not received any written notice of a default (which has not been cured), offset or counterclaim under any such Lease, or any other written communication calling upon Brawley to comply with any provision of such Lease or asserting noncompliance, and to Brawley's Knowledge no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under such Lease.

21

5.12      Intellectual Property.  Schedule 5.12 is a list of all Intellectual Property.  Brawley has not received any written notice from any other person challenging or questioning the right of Brawley to use any of the Intellectual Property in the operation of the Business which, if resolved, other than pursuant to this Agreement, adversely to Brawley, would have a Material Adverse Effect.  Brawley has not granted any license or has entered into any other agreement relating in whole or in part to any of the Intellectual Property.  To Brawley's Knowledge, there is no infringement or other adverse claim against the rights of Brawley with respect to any of the Intellectual Property, other than pursuant to this Agreement.  Brawley has not been charged with, nor to its Knowledge is it threatened to be charged with or, to Brawley's Knowledge is there any basis for any charge of, infringement or other violation of any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any third party in connection with Brawley's operation of the Business as of the Closing Date.  To Brawley's Knowledge, Newco is receiving all Intellectual Property necessary to operate the Business.

5.13      Written Assumed Contracts.  Each Assumed Contract has been reduced to writing and is listed on Schedule 5.13 hereto.  Correct and complete copies of all such Assumed Contracts have been delivered to Newco.  Any Assumed Contract between Brawley and a Member or an affiliate of a Member has been identified on Schedule 5.13.  Except as set forth in Schedule 5.13: (x)  all such Assumed Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles; (y) Brawley is not, and, to the Knowledge of Brawley, no other party to any such Assumed Contract is, in breach of any provision of, in violation of, or in default under the terms of any such Assumed Contract; and (z) no event has occurred which, after the giving of notice or passage of time or otherwise, would constitute a material default under or result in the material breach of any such Assumed Contracts by Brawley, or to the Knowledge of Brawley, by any other party.

5.14      Employees.

(a)                   Schedule 5.14 hereto contains a complete and accurate list and description of all of the following to which Brawley is a party or by which it is bound which relate to the Business:  (i) written employment contracts with officers and employees of the Business; (ii) Collective Bargaining Agreements; and (iii) incentive and bonus arrangements.

22

(b)                  Except as set forth in Schedule 5.14, Brawley has complied with its obligations related to, is not in default under, and the transactions contemplated hereby will not affect any of the foregoing.  Brawley has delivered to Newco a true and complete list of the name, position and present rate of compensation of each employee of the Business as of a recent date.  All payments (including benefits) to employees of the Business which would have been paid in the Ordinary Course of Business on or before the Closing Date shall have been paid or accrued as of the Closing.  Except as and to the extent set forth in Schedule 5.14, (i) Brawley is not a party to any Collective Bargaining Agreement and, to Brawley's Knowledge, no attempt to organize any of the employees of the Business has been made, proposed or threatened and there are no grievances pending and no scheduled arbitrations in relation to any Collective Bargaining Agreement, (ii) since December 31, 2005, Brawley has not had any Equal Employment Opportunity Commission charges or other claims of employment discrimination made against it by any of the employees of the Business, (iii) since December 31, 2005, to Brawley's Knowledge, no Wage and Hour Department investigations have ever been made of Brawley with respect to employees of the Business, (iv) no labor strike, dispute, slowdown, stoppage or lockout is pending or, to Brawley's Knowledge, threatened against or affecting the Contributed Assets or the Business and since December 31, 2005, there has not been any such action, (v) no unfair labor practice charge or complaint against Brawley is pending or, to Brawley's Knowledge, threatened before the National Labor Relations Board or any similar governmental authority with respect to employees of the Business, and (vi) Brawley has not received any notice that any management employees of the Business will terminate or contemplates terminating his or her employment currently or at any time within sixty (60) days after the Closing Date.

(c)                   With respect to the Business, Brawley is in material compliance with and has not materially violated the terms and provisions of the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (the "Immigration Laws").  With respect to each employee of the Business, Brawley has supplied, or shall supply at the Closing Date, to Newco, with regard to all applicable Hired Employees, Form I‑9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I‑9 by Brawley pursuant to the Immigration Laws.  Brawley has not been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or, to the Knowledge of Brawley, threatened.  Except as set forth in Schedule 5.14, Brawley has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws with respect to the Business.

5.15      Taxes.  With respect to the Facility, the Contributed Assets, all employees of the Business and otherwise regarding the operation of the Business, all federal, state and other Tax returns, reports and declarations of every nature required to be filed by or on behalf of Brawley (either separately or as part of a consolidated group) prior to the Closing have been timely filed or extensions have been obtained.  All Taxes (whether or not shown on any Tax return) for all periods ending on or before the Closing Date have been fully paid or appropriate accruals have been made therefor.  All Taxes and other assessments and levies which Brawley is required by law to withhold or to collect for payment have been duly withheld and collected.

5.16      Litigation.Except as set forth in Schedule 5.16 hereto, there are no actions, suits, proceedings, orders or investigations pending or, to Brawley's Knowledge, threatened against or affecting Brawley (with respect to the Business), the Business or the Contributed Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might materially adversely affect the Contributed Assets, the Business or Brawley's performance under this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 5.16, Brawley is not currently subject to any judgment, consent decree, binding arbitration or regulatory order not generally applicable to similar businesses, which affects the Business or any of the Contributed Assets.

5.17      Compliance with Law; Licenses and Permits.

(a)                Except as disclosed in Schedule 5.17(a), the Business is being, and at all times during Brawley's ownership thereof has been, conducted in compliance with all laws, ordinances and regulations of any governmental entity applicable to the Business or the Contributed Assets (including, without limitation, those relating to occupational safety and health practices), except where non-compliance would not have a Material Adverse Effect.

23

(b)               Schedule 5.17(b) hereto lists all Permits necessary to conduct the Business.  Except as set forth in Schedule 5.17(b), all Permits have been complied with except where non-compliance would not have a Material Adverse Effect.

5.18          Insurance.  Brawley has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of law and all agreements to which Brawley is a party or by which it is bound and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of Brawley.  Set forth in Schedule 5.18 is a list of all insurance policies and all fidelity bonds held by or applicable to Brawley setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, annual premium, and deductibles, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of Brawley, no threat has been made to cancel any insurance policy of Brawley during such period.  Except as noted on Schedule 5.18, all such insurance will remain in full force and effect and all such insurance is assignable or transferable to Newco.  No event has occurred, including the failure by Brawley to give any notice of information, or Brawley giving any inaccurate or erroneous notice or information, which limits or impairs the rights of Brawley under any such insurance policies.

5.19      Environmental Matters.  Except as set forth in Schedule 5.19 attached hereto:

(a)                The operations of Brawley, with respect to the Business, are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all environmental Permits necessary to operate the Business and no action or proceeding is pending or, to the Knowledge of Brawley, threatened to revoke, modify or terminate any such environmental Permit, which is necessary and material to the operation of the Business, and, to the Knowledge of Brawley, no facts, circumstances or conditions currently exist that could adversely affect such continued material compliance with Environmental Laws and environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued material compliance with Environmental Laws and environmental Permits.

(b)               With respect to the Business, Brawley is not the subject of any outstanding written order or contract with, nor has Brawley received any notice or other communication from, any governmental body or person respecting (i) Environmental Laws, (ii) remedial action or (iii) any release or threatened release of a Hazardous Substance.

24

(c)                No claim is pending or, to the Knowledge of Brawley, threatened against Brawley, alleging, with respect to the Business, that Brawley may be in violation of any Environmental Law or any environmental Permit or may have any liability under any Environmental Law including, but not limited to, claims relating to noise or odors, or disposal of waste from the Business, other than such claims that are routine in nature and would not, individually or in the aggregate, result in the Business incurring material environmental costs and liabilities.

(d)               To the Knowledge of Brawley, no facts, circumstances or conditions exist with respect to the Business or any property currently or formerly owned, operated or leased by Brawley or any property upon which Hazardous Substances or solid wastes generated by any of the Contributed Assets or the Business are present that could reasonably be expected to result in the Business incurring unbudgeted material environmental costs or liabilities.

(e)                To the Knowledge of Brawley, there are no investigations of the Business, or currently or previously owned, operated or leased property of Brawley pending or threatened which could reasonably be expected to lead to the imposition of any material environmental costs or liabilities or liens under Environmental Law.

(f)                 There is not located at any of the Owned Real Property or real property leases, or at any property previously owned, operated or leased by Brawley during Brawley's ownership, operation or lease, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls.

(g)                There has been no release or, to the Knowledge of Brawley, threat of release, of any oil or Hazardous Substance at or from the Business or at any other location where any oil or Hazardous Substances were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Business, or from any other property or asset (whether real, personal or mixed) in which Brawley has or had an interest, or to the Knowledge of Brawley any adjoining property, whether by Brawley or any other person.

(h)                Brawley with respect to the Business has no residual liability with respect to abandoned or former properties, including any obligation to remove or demolish on-site structures or close wastewater lagoons or ponds, and, to the Knowledge of Brawley, no Owned Real Property or real property leases have any structures or features, including abandoned buildings or wastewater lagoons or ponds (other than those being used in compliance with Environmental Laws) requiring removal, demolition, or closure.

(i)                  Brawley has made available to Newco all material environmentally related audits, studies, report analyses and results of investigations that have been performed with respect to any currently or previously owned, leased or operated properties of Brawley or material documentation relating to pending or threatened claims or investigations pursuant to Environmental Laws, to the extent such materials are in the possession, custody or control of Brawley.

25

(j)                 Prior to Closing, Brawley will use commercially reasonable efforts to take all measures necessary to remediate and correct all instances of noncompliance with Environmental Law and OSHA prior to Closing, including but not limited to the preparation and filing of any required reports or notices with governmental agencies, installation of equipment, posting of required notices, and development of required programs with costs to be allocated between the parties in accordance with Section 9.3.

5.20      Occupational Safety and Health.  Except as set forth on Schedule 5.20 attached hereto:

(a)                The operations of Brawley, with respect to the Business, are and have been in compliance with respect to OSHA standards, OSH Act, Cal/OSHA Standards, and the California Occupational Safety and Health Act of 1973.

(b)               With respect to the Business, Brawley is not the subject of any outstanding citations under OSHA standards, OSH Act, Cal/OSHA Standards, or the California Occupational Safety and Health Act of 1973.

(c)                No claim is pending, or to the Knowledge of Brawley, threatened against Brawley, alleging, with respect to the Business, that Brawley may be in violation of OSHA standards, OSH Act, Cal/OSHA Standards, or the California Occupational Safety and Health Act of 1973.

(d)               Except as described as in Section 9.3, to the Knowledge of Brawley, no facts circumstances or conditions exist with respect to the Business that could reasonably be expected to result in the Business incurring unbudgeted material costs to comply with OSHA standards, OSH Act, Cal/OSHA Standards, or the California Occupational Safety and Health Act of 1973.

(e)                To the Knowledge of Brawley there are no investigations of the Business which could reasonably lead to the imposition of any material costs or liabilities associated with OSHA standards, OSH Act, Cal/OSHA Standards, or the California Occupational Safety and Health Act of 1973.

(f)                 To the Knowledge of Brawley there are no violations of OSHA or Cal/OSHA Standards, OSH Act, or the California Occupational Safety and Health Act of 1973 at the Facility.

5.21      Employee Benefit Plans.

26

(a)                Except as set forth in Schedule 5.21, neither Brawley nor any Affiliates (as defined below) has established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring it to establish, maintain, sponsor, or make any contribution to, (i) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in Section 3(l) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation agreement, plan or arrangement; bonus plan or arrangement; stock option or stock purchase plan; incentive award plan or arrangement; personnel policy; vacation policy; severance pay plan, policy, program or agreement; retiree benefit plan or arrangement; fringe benefit program or practice (whether or not taxable); employee loan; consulting agreement; employment agreement; and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described above as a Pension Plan or Welfare Plan, and any insurance contracts relating thereto ("Other Plan").  Brawley and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, and whether due or to become due) with respect to any Pension Plan, Welfare Benefit or Other Plan that arises other than in the ordinary course of plan sponsorship or administration that is not listed in Schedule 5.21.  For purposes of this Section 5.21 only, the term "Affiliate" shall include all persons under common control with Brawley within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b), (c), (m) or (o) of the Code.

(b)               Each plan or arrangement listed in Schedule 5.21 (and any related trust, insurance contract, or other vehicle pursuant to which benefits under such plans or arrangements are funded or paid) has been administered in all material respects in compliance with its terms and is in compliance in all material respects, in both form and operation, with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act ("COBRA") and other applicable law, except as noted on Schedule 5.21. All required governmental filings relating to such plans or arrangements have been accurately and timely filed (taking into account permissible filing extensions).  Each Pension Plan listed in Schedule 5.21 has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or will result in the revocation of such determination.  Brawley and the Affiliates have made all required contributions or payments to or under each plan or arrangement listed in Schedule 5.21 on a timely basis and have made adequate provision for reserves to meet contributions and payments, which arise as a result of actions or omissions prior to Closing, under such plans or arrangements that have not been made because they are not yet due.  Neither Brawley nor any of its Affiliates have contributed to, nor do they have any past or present obligation to contribute to, any multiemployer plan as such term is defined in Section 3(37) of ERISA or any other plan subject to Title IV of ERISA.  Neither Brawley nor any of its Affiliates have any obligation to provide life or medical benefits to former retired employees or beneficiaries thereof, other than such benefits as Brawley or its Affiliates are obligated to provide under COBRA.

(c)                There are no pending. or, to the Knowledge of Brawley, threatened or anticipated claims, suits or other proceedings (including but not limited to any audit, enforcement action or similar proceeding conducted by any federal or state agency) with respect to any plan or arrangement listed in Schedule 5.21 other than ordinary claims by participants and beneficiaries thereunder.

27

(d)               Neither Brawley nor, to its Knowledge, its Affiliates, nor any of director, officer, employee or agent of either, or any "party in interest" or "disqualified person" (as such terms are defined in Section 3 of ERISA and Section 4975 of the Code) has, with respect to any plan or arrangement listed in Schedule 5.21, engaged in or been a party to any non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) in connection with which, directly or indirectly, Newco or National or any such plan or arrangement could be subject to either a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed under Section 4975 of the Code.

5.22      Products.

(a)                Brawley does not have any material liability (and, to Brawley's Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Brawley giving rise to any material liability) arising out of any injury to individuals or property as a result of the consumption of any Products.

(b)               Except as set forth on Schedule 5.22, there are no statements, citations or decisions by any governmental body stating that any Products are defective or unsafe or fail to meet standards promulgated by any such governmental body applicable to the Products.  Except as set forth on Schedule 5.22 and to Brawley's Knowledge, there have been no recalls ordered or requested by any such governmental body with respect to any Products.  Except as set forth on Schedule 5.22, to Brawley's Knowledge there is no (i) fact relating to any Products that would be reasonably likely to impose upon Brawley or Newco a duty to recall any Products or a duty to warn customers of a defect or of any Hazardous Substance in any Products, (ii) latent or overt processing or other defect in any Products or (iii) material liability for warranty claims or returns with respect to any Products.  Brawley is in material compliance with all applicable regulations and requirements of any federal, state or local law or regulation relating to the Products, and Brawley has not received any written notice that any party seeks to allege a violation, or impose any prohibition or restriction with respect to the marketing, sale, manufacture or processing of any Product.

5.23      Brokers and Finders. Brawley has not employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, if the Closing does not occur.  Brawley agrees to bear all costs it incurs in connection with the transactions contemplated by this Agreement unless otherwise expressly provided herein.

5.24      Statements True and Correct. No representation or warranty of Brawley in this Agreement and no exhibit, document, statement, certificate or Schedule furnished or to be furnished to Newco pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement or facts contained herein or therein not misleading or necessary to provide Newco with adequate and complete information as to Brawley, the Business and the Contributed Assets.  Brawley does not have Knowledge of any fact that has specific application to Brawley (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Brawley that has not been set forth in this Agreement.

28

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF NATIONAL
AND NEWCO

National and Newco hereby represent and warrant to Brawley as follows:

6.1         Organization and Power. Newco is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware.  National is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of National and Newco has full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.  Each of National and Newco is qualified for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business which to its knowledge required such qualification, except such jurisdictions where the failure to qualify will not have a Material Adverse Effect.  Each of National and Newco has full power and authority to execute, deliver and perform this Agreement and the other agreements contemplated hereby.

6.2          Authorization. The execution, delivery and performance by National and Newco of this Agreement and the other agreements contemplated hereby have been duly authorized by National and Newco.  This Agreement and the other agreements contemplated hereby, assuming their valid execution by Brawley, constitute valid and binding obligations of National and Newco, enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights and any equitable principles relating to or limiting creditors' rights generally and the right to obtain specific enforcement of any obligations of Newco and by general principles of equity regardless of whether they are considered in a proceeding at law or in equity.

6.3          No Violation. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by National or Newco and the consummation of the transactions contemplated hereby or thereby do not and will not (a) conflict with or result in any breach of, (b) constitute a default under, (c) result in a violation of, or (d) give any third party the right to accelerate any obligation under the provisions of National's or Newco's limited liability company operating agreement or limited partnership agreement or any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Newco is bound or affected, or any law, statute, rule, regulation, judgment or decree to which National or Newco is subject.

6.4          Capitalization.  The LP Units issued to Brawley on the Closing date will be (i) duly and validly issued, (ii) fully paid and non-assessable, and (iii) free of liens, encumbrances and restriction.

6.5          Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the knowledge of National or Newco, threatened against or affecting National or Newco at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to materially and adversely affect National's or Newco's performance under this Agreement or the consummation of the transactions contemplated hereby.

29

6.6         Brokers and Finders. Neither National nor Newco has employed any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, if the Closing does not occur other than Christenberry Collet & Company, Inc. ("CCCO").  National and Newco agree to bear all costs they incur in connection with the transactions contemplated, including any fees of CCCO by this Agreement unless otherwise expressly provided herein.

6.7         No Authorization Required.   Except as described in Section 8.1, no consent, authorization or approval of, or exemption by, or filings with, any governmental, public or self-regulatory body or authority or any third party is required in connection with the execution, delivery and performance of this Agreement by Newco or National except as contemplated by this Agreement.

6.8          Financial Ability.  Newco shall have as of the Closing the financial capability and status to assume, pay and discharge the Assumed Liabilities, as such liabilities become due, and to consummate the transactions contemplated by this Agreement.

6.9         Statements True and Correct.  No representation or warranty of Newco or National in this Agreement and no exhibit, document, statement, certificate or Schedule furnished or to be furnished to Brawley pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statement or facts contained herein or therein not misleading or necessary to provide Brawley with adequate and complete information as to Newco and National.  Neither Newco or National have Knowledge of any fact that has specific application to either Newco or National (other than general economic or industry conditions) that would materially adversely affect their ability to perform their obligations hereunder and has not been disclosed in the filings made by National with the Securities and Exchange Commission.

ARTICLE 7 - PRE-CLOSING COVENANTS

7.1      Satisfaction of Closing Conditions.  Prior to the Closing, (i) Newco shall use commercially reasonable efforts to satisfy, or cause to be satisfied, those closing conditions set forth in Section 8.1 that are reasonably within Newco's control; and (ii) Brawley shall use commercially reasonable efforts to satisfy, or cause to be satisfied, those closing conditions set forth in Section 8.2 that are reasonably within Brawley's control.  For purposes of this Section 7.1, unless compliance with or performance of a covenant expressly or inherently requires the expenditure of money (where compliance with or performance of such covenant is a closing condition), the use of "commercially reasonable efforts" shall not require either party to expend money.

30

7.2         Access to Information.  Prior to the Closing Date, Newco shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the Contributed Assets and such examination of the Brawley's books, records and other documents as it reasonably requests.  Any such investigation and examination shall be conducted during regular business hours, upon reasonable advance request and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law.  Brawley shall, and shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives of Brawley to, cooperate with Newco and Newco's representatives in connection with such investigation and examination, and Newco and its representatives shall cooperate with Brawley and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business of Brawley.  Newco agrees to abide by any safety rules or rules of conduct reasonably imposed by Brawley or the operator of such properties, as the case may be, with respect to Newco's access and any information furnished to Newco or its representatives pursuant to this Section 7.2.

7.3        Operation of the Business of Brawley.  Between the date of this Agreement and the Closing, Brawley shall:

(a)                   conduct its business only in the Ordinary Course of Business;

(b)                  except as otherwise directed by Newco in writing, and without making any commitment on Newco's behalf, use its commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)                   confer with Newco prior to implementing operational decisions of a material nature;

(d)                  otherwise report periodically to Newco concerning the status of its business, operations and finances;

(e)                   make no material changes in management personnel without prior consultation with Newco;

(f)                    maintain the Contributed Assets in a state of repair and condition that complies with legal requirements and is consistent with the requirements and normal conduct of the Business and refrain from any sale or transfer of Contributed Assets except in the Ordinary Course of Business;

(g)                   keep in full force and effect, without amendment, all material rights relating to the Business, including all Permits and other authorizations or licenses needed for the operation of the Business and refrain from any modifications thereof without Newco's prior written consent;

(h)                   comply with all applicable material legal requirements and contractual obligations applicable to the operations of the Business;

(i)                     continue in full force and effect the insurance coverage under the policies set forth in Schedule 5.18 or substantially equivalent policies;

31

(j)                    except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Brawley's Plan without the express written consent of Newco, and except as required under the provisions of any Plan, not make any contributions to or with respect to a Brawley's Plan without the express written consent of Newco, provided that Brawley shall contribute that amount of cash to each Plan necessary to fully fund all of the benefit liabilities of such Brawley's Plan on a plan-termination basis as of the Closing Date;

(k)                  cooperate with Newco and assist Newco in identifying the Required Governmental Authorizations needed by Newco to operate the Business from and after the Closing Date and either transferring existing governmental authorizations of Brawley to Newco, where permissible, or obtaining new governmental authorizations for Newco;

(l)                     maintain all books and records of Brawley relating to the Business in the Ordinary Course of Business;

(m)                 deliver to Newco such additional information regarding the Business as Newco may reasonably request from time to time.

7.4    Required Consents.  Each of Brawley and Newco shall use commercially reasonable efforts to obtain the Required Third Party Consents prior to the Closing.

7.5     Regulatory Approvals.

(a)                Each of Newco and Brawley shall (i) use commercially reasonable efforts to obtain or cause to be obtained all Required Governmental Authorizations, (ii) make or cause to be made all filings required of each of them or any of their respective affiliates under applicable laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) business days after the date of this Agreement, (iii) comply at the earliest practicable date with any request under applicable laws for additional information, documents, or other materials from any governmental body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable law, responding to any reasonable requests for copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any governmental body under any such laws (e.g., antitrust laws) with respect to any such filing or such transactions.  Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement.

32

(b)               Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 7.5 as "outside counsel only."  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and the recipient shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient or their affiliates, unless express written permission is obtained in advance from the source of the materials.  Each such party shall promptly inform the other party hereto of any oral communication with, and provide copies of written communications with, any governmental body regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any governmental body in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such governmental body, the opportunity to attend and/or participate.  Subject to applicable law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under applicable laws.

(c)                Each of Newco and Brawley shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any governmental body with respect to the transactions contemplated by this Agreement under applicable laws.  In connection therewith, if any legal proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any applicable law, each of Newco and Brawley shall cooperate and use commercially reasonable efforts to contest and resist any such legal proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Newco and Brawley decide that litigation is not in their respective best interests.  Each of Newco and Brawley shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under applicable law with respect to such transactions as promptly as possible after the execution of this Agreement.

7.6        No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Section 4.6, neither Brawley nor any Member on its behalf shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than Newco, National or USPB) relating to any business combination transaction involving Brawley, including the sale by Members of Brawley's membership units, the merger or consolidation of Brawley or the sale of the Business or any of the Contributed Assets (other than in the Ordinary Course of Business).  Brawley and Members shall notify Newco of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same.

7.7    Supplementation and Amendment of Schedules.  From time to time prior to the Closing, Brawley shall have the right to supplement or amend the Schedules in Article 5 with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement; provided, however, no such supplement or amendment shall have any effect on the satisfaction of the condition to Closing set forth in Section 8.1(a).

33

ARTICLE 8 - CONDITIONS TO CLOSING

8.1    Conditions Precedent to Obligations of Newco.  The obligation of Newco to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Newco in whole or in part to the extent permitted by applicable law):

(a)                The representations and warranties of Brawley set forth as of the date of this Agreement in Article 5 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, without the benefit of any supplement or amendment pursuant to Section 7.7.

(b)               Brawley shall have performed and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                There shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, nor shall there be pending or threatened in writing any legal proceeding seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby.

(d)               The waiting period applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or early termination shall have been granted.

(e)                All Required Governmental Authorizations and Permits identified in Schedule 8.1(e) have been obtained.

(f)                 All Required Third Party Consents identified in Schedule 8.1(f) have been obtained.

(g)                The transactions contemplated by this Agreement shall have been approved by the general partner of Newco, the board of managers of USPB, and the lenders and members of National Beef.

(h)                The total amount of Indebtedness comprising Assumed Liabilities shall not exceed $54,250,000; provided, that this limit may be increased to the extent that (i) outstanding borrowings under Brawley's existing revolving line of credit at the Closing Date exceed $11,581,000; and (ii) the amount in clause (i) is matched by a corresponding increase in Working Capital in excess of $19,786,000.

34

(i)                  The total amount of Assumed Liabilities shall not exceed $68,970,000, subject to (i) any increase in Indebtedness comprising Assumed Liabilities as described in Section 8.1(h); and (ii) any increase in current liabilities (but excluding the bank line of credit and the current portion of long-term indebtedness) matched by a corresponding increase in current assets, based on the November 30, 2005 normalized balance sheet of Brawley attached as Exhibit 3.3(a).

(j)                 Newco shall have received confirmation, satisfactory to it in its sole discretion, that it will be able to access economically freshwater and wastewater treatment necessary for anticipated future production levels.

(k)               Newco shall have received releases of all Encumbrances on the Contributed Assets, other than Permitted Encumbrances.

(l)                  Newco and its representatives shall have completed their due diligence investigation of the Contributed Assets and the Business and related matters, and the results of such diligence shall be satisfactory to Newco in its sole and absolute discretion, including without limitation, in respect to environmental matters.

(m)              Brawley shall have delivered (or shall stand ready to deliver) all documents required to be delivered by it at Closing, as more specifically set forth in Section 4.2.

(n)                Newco shall have received from Brawley the audited financial statements for the year ending December 31, 2005 at least five (5) days prior to the Closing.

8.2    Conditions Precedent to Obligations of Brawley.  The obligations of Brawley to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Brawley in whole or in part to the extent permitted by applicable law):

(a)                The representations and warranties of Newco set forth in Article 6 that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date.

(b)               Newco shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)                There shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, nor shall there be pending or threatened in writing any legal proceeding seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby.

(d)               The waiting period applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or early termination shall have been granted.

35

(e)                All Required Governmental Authorizations have been obtained.

(f)                 Newco shall have delivered (or shall stand ready to deliver) the consideration pursuant to Section 3.1.

(g)                USPB shall stand ready to deliver the USPB Units.

(h)                Arrangements have been made, to the reasonable satisfaction of Brawley, for the release of all Guarantees.

(i)                  Newco shall have delivered (or shall stand ready to deliver) all documents required to be delivered by it at Closing, as more specifically set forth in Section 4.3.

8.3    Frustration of Closing Conditions.  Neither Newco nor Brawley may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party's breach of any provision of this Agreement.

ARTICLE 9 - ADDITIONAL AGREEMENTS

9.1        Indemnification.

(a)                Agreement of Brawley to Indemnify.  Subject to the terms and conditions of this Article 9, Brawley agrees to indemnify, defend and hold harmless Newco from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, Newco and resulting from or arising out of:  (i) the breach of any representation or warranty of Brawley contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by Brawley in connection herewith; (ii) a breach of or failure to perform any covenant or agreement of Brawley made in this Agreement; (iii) any Excluded Liability; and (iv) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to subsections (i), (ii) or (iii) of this Section 9.1(a) or the enforcement of this Section 9.1(a).

(b)               Agreement of Newco to Indemnify.  Subject to the terms and conditions of this Article 9, Newco agrees to indemnify, defend and hold harmless Brawley and Members from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, such Brawley and/or Members and resulting from or arising out of:  (i) the breach of any representation or warranty of Newco contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by Newco in connection herewith; (ii) a breach of or failure to perform any covenant or agreement of Newco made in this Agreement; (iii) any Assumed Liability; and (iv) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses, (including, without limitation, reasonable legal fees and expenses) incident to subsections (i), (ii), or (iii) of this Section 9.1(b) or the enforcement of this Section 9.1(b).

36

(c)               Procedure for Indemnification.

(i)                  Any claim for indemnification under this Section 9.1 (an "Indemnification Claim") shall be made by the party claiming indemnification (the "Indemnitee") by delivery of a written notice to the party against whom indemnification is claimed (the "Indemnitor") requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim (as defined below), containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

(ii)                If the Indemnification Claim involves a Third Party Claim the procedures set forth in Section 9.1(d) shall be observed by the Indemnitee and the Indemnitor.

(iii)               If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection.  Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor, and the Indemnification Claim shall be paid in accordance with subsection (iv) hereof.

(iv)              Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor and the Indemnitee or by final adjudication, the Indemnitor shall pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

(d)               Third Party Claims.

(i)                  For purposes of this Agreement, "Third Party Claim" means any action, arbitration, cause of action, claim, complaint, criminal prosecution, injunctions or other actions in equity, governmental or other examination or investigation, hearing, administrative or other proceeding (including, without limitation, an audit by any taxing authority) that is instituted against an Indemnitee by a person other than an Indemnitor and which, if prosecuted successfully, would result in losses for which such Indemnitee is entitled to indemnification hereunder.

(ii)                The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

37

(A)       The Indemnitee shall give the Indemnitor written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee.  The failure of the Indemnitee to notify the Indemnitor of such claim shall not relieve the Indemnitor of any liability that it may have with respect to such claim except to the extent the Indemnitor demonstrates that the defense of such claim is prejudiced by such failure.  The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor shall be an acknowledgment of the obligation of the Indemnitor to indemnify the Indemnitee with respect to such claim hereunder.  If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense.  If, however, the Indemnitor fails or refuses to undertake the defense of such Third Party Claim within thirty (30) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing.  In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 9.1(c) which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

(B)       No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Section 9.1 shall be made without the prior written consent by or on behalf of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  Consent shall be presumed in the case of settlements of $25,000 or less where the Indemnitor has not responded within ten (10) days of notice of a proposed settlement.  If the Indemnitor assumes the defense of such a Third Party Claim, a compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent if the sole relief provided is monetary damages that are paid in full by the Indemnitors; provided, however, if the Indemnitee reasonably believes on a good faith basis that the Indemnitor's monetary settlement of such Third Party Claim would have a continuing material adverse effect on the Indemnitee's operation of the Business then, upon written notice to the Indemnitor, the Indemnitee may so notify Indemnitor, in which event the Indemnitor's sole liability to the Indemnitee with respect to the Third Party Claim shall be limited to the amount for which the Indemnitor could have settled such Third Party Claim.

(e)                Survival.  Subject to the provisions of subsection (f) hereinbelow, all representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.  A party's right to indemnification as provided in this Section 9.1 shall not be eliminated, reduced or modified in any way as a result of the fact that it has notice of a breach or inaccuracy of any representation, warranty or covenant contained herein.

(f)                 Time Limitations.  Brawley shall have no liability to Newco under Section 9.1 unless written notice asserting an Indemnification Claim based thereon is given to Brawley prior to the second anniversary of the Closing Date, provided, that, the foregoing notwithstanding, no time limitation shall apply with respect to any Losses arising from or related to Excluded Liabilities or a breach of the representations or warranties set forth in Sections 5.1, or 5.2; Brawley's liability for any breach of representation or warranty under Sections 5.9, 5.13, or 5.15 shall terminate upon the expiration of the applicable statutes of limitation, and Brawley's liability for any breach of representation or warranty under Section 5.19 shall terminate upon the expiration of the earlier of five (5) years or the applicable statute of limitations.

38

(g)                Subrogation.  Upon payment in full of any Indemnification Claim, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

(h)                Net Recovery.  The amount to which an Indemnitee may become entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, set off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxation authority) in respect of such claim and shall take into account the tax consequences of the receipt of the indemnity amounts.  Any such recovery shall be promptly repaid by the Indemnitee to the Indemnitor, less all reasonable costs, charges and expenses incurred by the Indemnitee in obtaining such recovery from the third party.  Any amounts paid pursuant to indemnification provisions of this Section 9.1 shall be deemed and treated by the parties as an adjustment to the Consideration paid by Newco hereunder.

(i)                  Limitation on Amounts.  The liability of Brawley to indemnify for Losses pursuant to Section 9.1(a)(i) and (a)(ii) shall be limited as follows:

(i)                 Claims for Losses under Section 9.1(a)(i) or (a)(ii) must first exceed in the aggregate Five Hundred Thousand Dollars ($500,000).

(ii)                Claims for Losses under Section 9.1(a)(i) or (a)(ii) that do not arise from Environmental Matters or OSHA Standards, OSH Act, Cal/OSHA Standards or the California Occupational Safety and Health Act of 1973 shall be subject to an aggregate limit of Three Million Dollars ($3,000,000).

(iii)               Claims for Losses under Section 9.1(a)(i) or (a)(ii) that do arise from Environmental Matters or OSHA Standards, OSH Act, Cal/OSHA Standards, or the California Occupational Safety and Health Act of 1973 shall be subject to an aggregate limit of Ten Million Dollars ($10,000,000).

(iv)               The maximum dollar amount for indemnification obligations under Section 9.1(a)(i) and (a)(ii) shall not exceed Ten Million Dollars ($10,000,000) in the aggregate.

(v)               The limitations in this subsection (i) do not apply to other claims payable under this Agreement including but not limited to claims relating to Excluded Liabilities, Section 3.4, Section 5.8(b) or Section 9.3.

(j)                 Mitigation.  The Indemnitee will use commercially reasonable efforts to mitigate the losses, costs, expenses and damages to which it may become entitled to indemnification hereunder.

9.2        Payment of Brawley Indemnification Claims.

39

(a)                Manner of Payment.  With respect to any payment by Brawley of indemnification claims under Section 9.1(a)(i) and (a)(ii), Brawley may at its option elect to make payment by any of the following methods:

(i)                  by cash or immediately available funds;

(ii)                by deductions from payments to be made by Newco under its Cattle Supply Agreement with Brawley (provided that such deductions may be made only against payments for Member supplied cattle sold by Brawley);

(iii)               by surrender of USPB units held under the Pledge Agreement; for purposes of payment of indemnification claims under Section 9.1(a)(i) and (a)(ii), each Class A and Class B Unit of USPB shall be deemed to have a collective value of $165.

(b)               Timing of Payment.

(i)                  Provided Brawley is not otherwise in breach of this Agreement or the Cattle Supply Agreements, Brawley may elect to schedule its indemnification payments over a period of up to three years, in equal monthly installments of principal and interest, with interest to accrue upon the unpaid amount of the claim at the rate of eight percent (8%) per annum, compounded monthly.

(ii)                In the event the Cattle Supply Agreements between Brawley and Newco shall terminate or otherwise cease to be in effect, then any amounts owing for indemnification claims shall become immediately due and payable.

9.3        Compliance Expenditures.  Schedule 9.3 lists certain operating deficiencies of the Business (each a "Correction Item") for which the parties acknowledge that expenditures must be made to in order to bring the Business into compliance with the representations and warranties of this Agreement.  Following the Closing, the parties shall cooperate in taking such measures as are necessary to address each Correction Item and agree to share the aggregate expenses as follows:

(a)                Newco shall be responsible for the first $750,000 in aggregate expenses.

(b)               Brawley shall be responsible for the next $250,000 in aggregate expenses.

(c)                Newco and Brawley shall share equally in the next $2,000,000 of aggregate expenses.

(d)               Newco shall be responsible for any additional expenses over and above $3,000,000.

9.4        Employees of the Business.

(a)                Hired Employees.

40

(i)                  Prior to the Closing Date, Brawley shall have provided Newco a schedule that sets forth, as of the date of this Agreement, the names of all employees of Brawley.  Such schedule shall be updated up to the Closing Date as necessary to reflect new hires or other personnel changes.  Schedule 9.4 lists all employees of Brawley at the Facility whose employment has been terminated within the ninety (90) days prior to Closing and the dates of termination for each such employee, except employees who voluntarily terminated their employment with Brawley and employees who were terminated by Brawley for cause.

(ii)                Prior to (as well as on or immediately after) the Closing Date, Newco shall offer immediate employment to all or substantially all of Brawley's employees at the Facility such that there shall be no break in service by the employees in connection with the Business.  Newco shall assume all liabilities arising out of the Collective Bargaining Agreements disclosed in Schedule 5.14.  All such persons who accept Newco's offer of employment shall be referred to as the "Hired Employees."  The Hired Employees shall become employees of Newco effective as of the Closing Date.  Notwithstanding the foregoing, Newco shall retain the right at any time after the Closing Date to terminate the employment of any Hired Employee and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b)               Employee Files.  To the extent permitted by law, on the Closing Date or as soon as practicable thereafter, Brawley shall deliver to Newco a copy of all historical personnel and medical records of each Hired Employee, including but not limited to Forms I-9, employment agreements, confidentiality agreements and non-compete agreements; provided, however, that (i) Brawley shall provide Newco (or Newco's successors and assigns) access to the original of any document contained in such employment files if Newco has a reasonable need therefor (e.g., litigation); and (ii) Brawley shall provide to Newco the originals of all Forms I-9 for each Hired Employee upon Newco's request therefor.  To the extent that applicable law requires the consent of Brawley's employee(s) or former employee(s) for certain personnel or medical records to be furnished to Newco pursuant to this Section, Brawley shall use reasonable efforts to obtain the written consent of each such employee or former employee.

(c)                Employee Benefits.  Except as set forth in Schedule 9.4, neither Newco nor National shall assume, maintain or continue any Pension Plan, Welfare Plan or Other Plan of Brawley following Closing.  With respect to any Pension Plan, Welfare Plan or Other Plan assumed by Buyer or National following Closing as set forth in Schedule 9.4 (the "Assumed Plans"), the parties acknowledge and agree that (i) Newco or National shall only perform the duties and obligations of the employer-sponsor and plan administrator following the Closing and that Brawley shall remain liable following Closing for any violations of applicable law or breaches of fiduciary duty or other obligations that occurred (irrespective of when Known) with respect to such plans prior to Closing; and (ii) neither the Members nor Brawley assume any liability, and neither the Members nor Brawley shall be deemed to assume any liability, following Closing for any benefits or coverage or for any violations of applicable law or breaches of fiduciary duty or other obligations that occur (irrespective of when Known) with respect to such plans on or after Closing.

41

(d)               Other Matters.

(i)                  All rights and obligations created by this Agreement are solely between the parties hereto.  The parties intend that there are no third party beneficiaries under this Agreement.  Without limiting the foregoing, nothing in this Agreement is intended to confer upon any employee of Brawley or such employee's legal representatives, heirs or beneficiaries any rights as a third party beneficiary or any remedies of any kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby or thereby, including any rights of employment or continued employment.

(ii)                Brawley warrants that, to its Knowledge, it has no oral contracts with any of its employees at the Business or any independent contractors performing services at the Business other than as previously disclosed to Newco.

(iii)               To Brawley's Knowledge, it has no formal independent contractor relationship with any third party performing services at the Business other than as previously disclosed to Newco.

9.5         Continuing Assistance.  At any time and from time to time after the Closing, at Newco's request and without further consideration or compensation whatsoever, Brawley will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Newco may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Newco, and to confirm Newco's title to, all of the Contributed Assets.  Subsequent to the Closing, Brawley will refer all customer, supplier, and other inquires relating to the Business to Newco.  At any time and from time to time after the Closing, at Brawley's request and without further consideration or compensation whatsoever, Newco will execute and deliver such other instruments of assignment and assumption and take such action as Brawley may reasonably deem necessary or desirable in order to more effectively evidence the assumption by Newco of the Assumed Liabilities.

9.6         Cooperation in Litigation.  Newco and Brawley shall reasonably cooperate with each other, at the requesting party's expense, in the prosecution or defense of any dispute or litigation or other proceeding arising from their respective operation of the Business and involving one or more third parties, including but not limited to making available employees, employee or other business records, and other information pertinent to the litigation.

9.7         Expenses.  Except as otherwise expressly provided herein, each party will pay all of its expenses, including attorneys', accountants' and brokers' fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.  All state, county or local sales or use taxes and any transfer taxes shall be paid by Newco following the unit exchange described in Section 3.2 and without detriment to Brawley.

42

9.8         Press Releases and Announcements.  No press releases, announcements or other disclosure related to this Agreement, the transactions contemplated herein or the consideration paid hereunder or pursuant to any agreement ancillary hereto will be issued by any party hereto without the joint approval of Newco and Brawley, except for any public disclosure which any party hereto in good faith believes is required by law.  In particular the parties acknowledge that National and Newco will be required to disclose certain information under the federal securities laws.  Newco and Brawley shall be liable for any breaches of this provision by any of their respective affiliates, employees or representatives.

9.9         Continuing Access to Records.  For a period of not less than three (3) years from the Closing Date (plus any additional time during which a party has been advised that (a) there is an ongoing tax audit with respect to periods prior to the Closing Date, or (b) such period is otherwise open to assessment) Newco agrees to give Brawley reasonable cooperation, access and staff assistance, as needed, during normal business hours with respect to books and records and other financial data delivered to Newco hereunder, and Brawley agree to give Newco reasonable cooperation, access, and staff assistance, as needed, during normal business hours with respect to books and records and other financial data relating solely to the Business or the Contributed Assets retained by Brawley, as may be necessary for the defense, compromise or settlement of any Third Party Claim or for general business purposes, including, without limitation for (x) the preparation of tax return and financial statements and (y) the management and handling of tax audits, to an extent as will not unreasonably interfere with a party's conduct of its business, and to keep such materials reasonably accessible.  Notwithstanding the foregoing, for as long as Newco is prosecuting or defending any claims (or reasonably anticipates any claims) involving any third party (including any appeal or right to appeal), upon written notice to Brawley, Brawley shall preserve all records and other information identified by Newco as pertinent to the litigation, or, at the mutual option by Newco and Brawley, shall transfer such materials to Newco at Newco's expense.

9.10       Bulk Sales.  Newco hereby waives compliance by Brawley with respect to any Bulk Sales or similar laws of the State of California and any jurisdiction in connection with the sale of the Contributed Assets to Newco.

9.11       Pledge Agreement.  To support Brawley's obligations to indemnify Newco under Section 9.1, Brawley and Newco will execute a pledge agreement (the "Pledge Agreement") in substantially the form attached hereto as Exhibit G.

9.12       National Guaranty.  National will guaranty to Brawley the full and punctual payment and performance, by Newco, of all obligations, liabilities, and covenants hereunder, by executing a guaranty agreement in substantially the form attached hereto as Exhibit H.

9.13       Post Closing Covenants.

(a)                   M/I Accounts.  Newco will use commercially reasonable efforts to collect the M/I Accounts after the Closing.  Brawley shall cooperate with Newco as reasonably requested, and Newco shall not settle the M/I Accounts without the prior approval of Brawley.  Newco shall provide Brawley with such information concerning collections on the accounts as Brawley may request.

43

(b)                  Guarantees.  Subsequent to the Closing, Newco will use its best efforts to have all guarantees of the Members made in connection with Assumed Contracts removed and terminated as soon as reasonably possible.

ARTICLE 10 - MISCELLANEOUS

10.1      Amendment and Waiver.

(a)                This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon Brawley only if set forth in a writing executed by Brawley, and any such amendment or waiver will be binding upon Newco only if set forth in a writing executed by Newco.

(b)               No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

10.2     Notices. Except as otherwise expressly set forth in this Agreement, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, or by documented overnight delivery service, or sent by telecopy or telefax, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested. Notices, demands and communications to Newco or Brawley will, unless another address is specified in writing, be sent to the address indicated below:

44

If to Brawley, to:	c/o Oden Family Cattle Co., LLC 34673 E. County 9th Street, Suite A Wellton, Arizona 85356 Attn: Larry McDonald Fax: (928) 785-3843

With a copy to:	Luce, Forward, Hamilton & Scripps LLP 11988 El Camino Real, Suite 200 San Diego, California 92130 Attn: Dennis J. Doucette, Esq. Fax: (858) 523-4305

If to Newco, to:	c/o National Beef Packing Company, LLC 12200 North Ambassador Drive Kansas City, Missouri 64163 Attn: John R. Miller Fax: (816) 713-8810

With copies to:	Scott H. Smith, Esq. 2690 Telemark Drive Park City, Utah 84060 Fax: (435) 649-5675

Blackwell Sanders Peper Martin LLC 4801 Main Street, Ste 1000 Kansas City, Missouri 64112 Attn: John K. Brungardt Fax: (816) 983-8080

If to National, to:	National Beef Packing Company, LLC 12200 North Ambassador Drive Kansas City, Missouri 64163 Attn: John R. Miller Fax: (816) 713-8810

With copies to:	Scott H. Smith, Esq. 2690 Telemark Drive Park City, Utah 84060 Fax: (435) 649-5675

Blackwell Sanders Peper Martin LLC 4801 Main Street, Ste 1000 Kansas City, Missouri 64112 Attn: John K. Brungardt Fax: (816) 983-8080

10.3      Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without prior written consent of the other party; provided, however, that Newco may assign its rights, in whole or in part, hereunder to National or any subsidiary of National, and any party may assign its rights as collateral to its lenders.

10.4       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5       No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

45

10.6       Section Headings. The headings of sections contained in this Agreement are provided for convenience only.  They form no part of this Agreement and shall not affect its construction or interpretation.  All references to sections or subsections refer to the corresponding sections and subsections of this Agreement.  All words used herein shall be construed to be of such gender or number as the circumstances require.  This "Agreement" shall mean this Agreement as a whole and as the same may, from time to time hereafter, be amended, supplemented or modified.  The words "herein," "hereby," "hereof," "hereinabove" and "hereinbelow," and words of similar import, refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause or other subdivision hereof, unless otherwise specifically noted.

10.7       Complete Agreement. This document and the documents referred to herein or attached hereto contain the complete Agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.8       Governing Law. The substantive law (and not the law of conflicts) of the State of Kansas will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

10.9     Counterparts.This Agreement may be executed in one or more counterparts (including by means of faxed signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

46

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BRAWLEY BEEF, LLC

By:  /s/ Larry L. McDonald
Name: Larry L. McDonald
Title: Chairman of Members Committee

NATIONAL BEEF CALIFORNIA, LP

By: /s/ John R. Miller
Name: John R. Miller
Title: Chief Executive Officer

NATIONAL BEEF PACKING COMPANY, LLC

By: /s/ John R. Miller
Name: John R. Miller
Title: Chief Executive Officer

Consented to:

U.S. PREMIUM BEEF, LLC

By: /s/ Steven D. Hunt
Name: Steven D. Hunt
Title: Chief Executive Officer

47